EXHIBIT 99.1

OMNIVISION NAMES DWIGHT STEFFENSEN

AUDIT COMMITTEE CHAIRMAN

Sunnyvale, Calif.—December 21, 2004—OmniVision Technologies, Inc. (Company) (Nasdaq: OVTI) named Dwight Steffensen (61), who joined the Company’s board of directors in August 2004, chairman of the audit committee.

Steffensen is also a member of the board of directors of Synnex Corporation, a global information technology supply chain services company. Prior to joining the board of Synnex, he was chairman and chief executive officer (CEO) of Merisel, Inc. after serving for three years as president and chief operating officer of Bergen Brunswig Corporation. Prior to the merger of Bergen Brunswig and Synergex Corporation, Steffensen was president and CEO of Synergex. He holds a BA degree in economics from Stanford University and is a certified public accountant.

Edward C.V. Winn (66), who has served as a director of OmniVision since March 2000, and was audit committee chairman, has decided to retire from the Board by the end of this year.

“Ed joined OmniVision’s Board in early 2000 shortly before our initial public offering and consistently looked after the best interests of the Company and its shareholders,” said Shaw Hong, president and chief executive officer. “We are greatly indebted to Ed for his longstanding service, and, although we will miss his presence, we certainly understand his desire to begin enjoying a well-earned retirement.”

About OmniVision

OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.

OmniVision, CameraChip and OmniPixel are trademarks of OmniVision Technologies, Inc.

Contact:

OmniVision Technologies, Inc.

Peter V. Leigh, CFO

408-542-3000

Silverman Heller Associates

Phil Bourdillon/Gene Heller

310-208-2550

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